EXHIBIT 99.1

For Immediate Release Contact: Harvey Grossblatt, President Universal Security Instruments, Inc. 410-363-3000, Ext. 224 or Don Hunt, Jeff Lambert Lambert, Edwards & Associates, Inc. 616-233-0500

Universal Security Instruments, Inc. Announces Notice of

Noncompliance with NYSE MKT Continued Listing Standards

OWINGS MILLS, MD. September 4, 2020 - Universal Security Instruments, Inc. (NYSE Amex: UUU) today announced that on August 31, 2020, the Company received a letter from NYSE American LLC (the “Exchange”) stating that the Exchange has determined that the Company is not in compliance with Section 1003(a)(iii) of the Exchange’s Company Guide (the “Company Guide”) as the result of the Company’s failure to maintain Stockholders’ equity of $6.0 million after reporting losses from continuing operations and/or net losses in its five most recent fiscal years.

The Exchange has informed the Company that the Company must submit a plan (the “Plan”) by September 30, 2020 advising the Exchange of actions the Company has taken or will take to regain compliance with the continued listing standards by February 28, 2022 (the “Plan Period”). The Plan should include specific milestones, quarterly financial projections and details related to any strategic initiatives the Company intends to complete. If the Plan is accepted by the Exchange, then the Company will be able to continue its listing during the Plan Period, during which time the Company will be subject to periodic review to determine whether it is making progress consistent with the Plan. If the Company does not submit a Plan, or if the Company’s Plan is not accepted by the Exchange, then the Company will be subject to delisting proceedings. Furthermore, if the Plan is accepted by the Exchange, but the Company is not in compliance with the continued listing standards of the Company Guide by February 28, 2022, or if the Company does not make progress consistent with the Plan during the Plan Period, then the Exchange staff will initiate delisting proceedings as appropriate. The Company is working diligently to prepare and execute its Plan to regain compliance with the Company Guide.

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer and distributor of safety and security devices. Founded in 1969, the Company has an over 50-year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms. For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties.  Actual results could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, among other items, currency fluctuations, the impact of current and future laws and governmental regulations affecting us and other factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements.  We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  We will revise our outlook from time to time and frequently will not disclose such revisions publicly.

11407 CRONHILL DRIVE, SUITE A • OWINGS MILLS, MARYLAND 21117, USA

(410) 363-3000 • www.universalsecurity.com